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                                                                    EXHIBIT 8(e)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

         THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT is signed as of September 2, 1999, by Mercury Asset Management International Ltd., the Adviser (the "Adviser") of the Mercury Master Gold and Mining Portfolio (the "Portfolio") of Mercury Asset Management Master Trust, Fund Asset Management, L.P., the Administrator (the "Administrator") of the Mercury Gold and Mining Fund (the "Fund") of Mercury Asset Management Funds, Inc. (the "Corporation"), and the Corporation on behalf of the Fund.

         WHEREAS, the Fund invests all of its assets in the Portfolio;

         WHEREAS, the Adviser and the Administrator have been waiving a portion of their fees and/or reimbursing expenses of the Portfolio and the Fund on a voluntary basis;

         WHEREAS, the Adviser and the Administrator desire to continue waiving all or a portion of their fees and/or reimbursing expenses of the Portfolio and the Fund;

         WHEREAS, the Adviser and the Administrator understand and intend that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so; and

         WHEREAS, shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

         NOW, THEREFORE, the Adviser and the Administrator agree to waive fees and/or reimburse expenses of the Fund or the Portfolio to the extent necessary to limit the ordinary annual operating expenses of each Class of the Fund to the following: Class I: 2.81%; Class A: 3.06%; Class B: 3.81%; and Class C: 3.81%. The relative amounts of the waiver of fees and reimbursement of expenses by the Adviser and the Administrator will be determined by the Adviser and the Administrator in their discretion, so long as the total ordinary expenses incurred by each Class of the Fund do not exceed the amounts stated above. This contractual waiver and/or reimbursement shall be effective for the Fund's current fiscal year and for fiscal years thereafter unless the Adviser or the Administrator shall notify the Fund of the termination of the contractual waiver and/or reimbursement not less than 30 days prior to the end of the then current fiscal year.


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         IN WITNESS WHEREOF, the Adviser, Administrator and the Corporation have agreed to this Waiver of Fees and/or Expense Reimbursement Agreement as of the day and year first above written.

                                  Mercury Asset Management International, Ltd.
                                  By: /s/ Peter J. Gibbs
                                      ---------------------------------------
                                  Title:

                                  Fund Asset Management

                                  By: Princeton Services, Inc.,
                                  General Partner
                                  By: /s/ Terry K. Glenn
                                      ---------------------------------------
                                  Title:

                                  Mercury Asset Management Funds, Inc. on behalf of its series, Mercury Gold and Mining Fund

                                  By: /s/ Donald C. Burke
                                      ---------------------------------------
                                  Title: